Exhibit 99.1

                                RAYOVAC ANNOUNCES
                       SECOND QUARTER FISCAL 2003 RESULTS
                                 APRIL 23, 2003
                           JOHN DAGGETT, 608-275-4912

              RAYOVAC ANNOUNCES SECOND QUARTER FISCAL 2003 RESULTS

MADISON, Wis. - (ROV:NYSE) Rayovac Corp. announced today Fiscal 2003 second quarter diluted earnings per share of one cent and pro forma diluted earnings per share of 14 cents, meeting First Call consensus estimates. This compares to diluted and pro forma earnings per share of 17 cents for the comparable prior year period. The pro forma diluted EPS excludes the impact of certain charges described in further detail in the release and in the attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data."

"During this quarter, we undertook a number of key initiatives aimed at building our global business and positioning the Company for future growth," said Dave Jones, Rayovac chairman and CEO. "In North America, these initiatives included the unveiling of a comprehensive new alkaline battery pricing strategy which has received positive retailer reaction, and the near completion of our state-of-the-art $20 million leased packaging and distribution center in Dixon, Illinois. Additionally, integration activities related to the VARTA acquisition continue to progress on schedule," Jones added.

Second Quarter Results
Results for the second quarter and Fiscal 2003 year-to-date include those of the consumer battery business of VARTA, which was acquired on October 1, 2002. Quarterly comparative historical data for the acquired operations is not available in U.S. generally accepted accounting principles (GAAP) format. All comparisons to Fiscal 2002 exclude VARTA consumer battery business data in the prior year.

For the second quarter, sales were $202.3 million, compared to $121.2 million for the same period last year. The majority of the sales increase was attributable to the VARTA acquisition. Operating income was $8.8 million, compared to $12.9 million for the same period last year. Fiscal 2003 benefited from the VARTA acquisition offset by $5.2 million of restructuring charges.

Pro forma operating income was $15.6 million, an increase of 21 percent from last year. The pro forma increase was attributable to the benefit of the VARTA acquisition, offset by lower sales in North America and lower gross profit margins.

Interest expense increased to $9.5 million from $4.1 million last year, the result of higher debt levels associated with the VARTA acquisition. Other (income) expense improved $1.6 million versus last year, the result of favorable foreign currency exchange rates.

                                     -more-


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Rayovac Announces Second Quarter Fiscal 2003 Results
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Diluted earnings per share were one cent compared to 17 cents last year. Pro forma diluted earnings per share were 14 cents compared to pro forma diluted earnings per share of 17 cents last year. See attached Table 3, Reconciliation of GAAP to Pro Forma Financial Data, for a complete reconciliation of operating income and net income, on a GAAP basis, to pro forma operating income and net income for the second quarter and the comparable period last year.

North America sales were $78.8 million, down 12 percent from the $89.8 million reported last year. This decline reflected lower alkaline battery sales mainly due to extremely competitive conditions in this battery category. In March, the Company responded with a comprehensive new pricing strategy for its alkaline product portfolio which is expected to be implemented at retail by this summer.

Heavy duty sales in North America also declined, reflecting reduced distribution and declining market trends for this battery segment. Hearing aid batteries sales were up six percent and lighting products sales rose seven percent. North America segment profitability was $11.0 million as compared to $17.8 million reported last year. The decrease in profitability reflects the impact of lower sales volumes, the presence of retailer markdown monies and increased distribution expenses.

The Europe/Rest of World results reflect the benefits of the VARTA acquisition where sales were $97.8 million, up from $13.0 million last year. The continued strength of Rayovac's European hearing aid and general battery businesses also contributed to these favorable results. Segment profitability increased to $8.4 million from $1.1 million last year, largely due to the benefits of the VARTA acquisition as well as strong overall sales performance.

In Latin America, sales increased to $25.7 million from $18.4 million in the same period last year. The sales improvement was attributable to the VARTA acquisition partially offset by continuing economic weakness and political instability in the region. Latin America segment profitability was $2.3 million, an improvement of $1.8 million versus last year. This improvement was the result of improved sales and gross profit margins, somewhat offset by increased operating expenses, all of which is primarily attributable to the impact of the VARTA acquisition.

Six Months Results
Sales for the six months ended March 30, 2003 were $462.5 million, compared to $283.0 million for the prior year. Operating income was $19.3 million, an improvement of $2.9 million over last year. Fiscal 2003 year-to-date results include $20.5 million in special charges. In Fiscal 2002, operating income included a $16.1 million bad debt provision related to the Kmart bankruptcy.

                                     -more-

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Rayovac Announces Second Quarter Fiscal 2003 Results
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Pro forma operating income was $41.4 million versus $32.5 million last year, an increase of 27 percent. The pro forma increase was attributable to the benefit of the VARTA acquisition, partially offset by a decrease in North America segment profitability after excluding the impact of the Kmart bad debt reserve in last year's results, and higher corporate expenses.

Interest expense rose to $19.6 million from $8.2 million last year, the result of higher debt levels associated with the VARTA acquisition. Non-operating expense includes the write-off of $3.1 million of unamoritized debt issuance costs associated with our previous credit facility, which was replaced as part of the VARTA acquisition. Other (income) expense improved $2.6 million versus last year, the result of favorable foreign currency exchange rates.

Diluted earnings per share for the six-month period were a loss of one cent compared to 18 cents last year. Pro forma diluted earnings per share for the Fiscal 2003 six months were 47 cents compared to pro forma diluted earnings per share of 49 cents for the same period last year. See attached Table 3, Reconciliation of GAAP to Pro Forma Financial Data, for a reconciliation of operating income and net income, on a GAAP basis, to pro forma operating income and net income for the six-month period and the comparable period last year.

North America sales were $185.8 million, down 12 percent from the $212.0 million reported last year. This decline reflected lower alkaline and heavy duty battery sales. Hearing aid batteries sales were up three percent while lighting products sales rose six percent. North America segment profitability was $30.7 million, an increase from $25.1 million reported last year. The profitability improvement primarily reflects the inclusion of the Kmart bad debt reserve in the previous year offset by the sales decline in the current year.

The Europe/Rest of World results reflect the benefits of the VARTA acquisition, where sales were $216.5 million, up from $26.6 million last year. Rayovac's European hearing aid and general battery businesses, along with lighting products sales also contributed to these favorable results. Segment profitability increased to $23.4 million, largely due to the benefits of the VARTA acquisition.

In Latin America, sales increased to $60.2 million from $44.4 million in the same period last year. The sales improvement was attributable to the VARTA acquisition offset by continuing economic weakness and political instability in the region. Latin America segment profitability was $5.8 million versus $4.1 million last year. This improvement was the result of improved sales and gross profit margins, somewhat offset by increased operating expenses, all of which are primarily attributable to the impacts of the VARTA acquisition.

                                     -more-

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Rayovac Announces Second Quarter Fiscal 2003 Results
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Restructuring Initiatives
On October 10, 2002, the Company announced and committed to a series of restructuring initiatives designed to optimize the global resources of the combined VARTA and Rayovac companies, eliminate surplus manufacturing capacity and functional overhead, and to rationalize its main North America packaging and distribution facilities into a single modern facility. In the second quarter of Fiscal 2003, the Company took additional actions in North America to relaunch its alkaline products, simplify its consumer product pricing and reduce its cost structure to align with its new pricing strategy. The Company recorded special charges of $5.2 million and incurred a $1.6 million charge against net sales in the quarter to reflect the costs incurred with these initiatives. The Company currently expects total charges for all of the restructuring initiatives to be $43 million, approximately $22 million of which has been incurred to date, with the balance to be incurred over the next six months. Total cash costs of the program will be approximately $25 million with $40 million to $45 million of anticipated annual savings when fully implemented by fiscal year 2005.

Non-GAAP Measurements
To assist investors in the reconciliation of GAAP financial reporting to pro forma results which present operating results on a basis excluding special items, the Company has placed a financial model on its website detailing all of the items that historically reconcile the GAAP vs. pro forma income statements. The model can be found at www.rayovac.com under About Rayovac/Investor Resources. A reconciliation is also attached as Table 3 to this press release.

Management, as well as certain investors, use these results of operations, excluding special items, to help measure the Company's current and future financial performance and to identify trends in its financial condition and results of operations. We believe these measurements provide supplemental and useful information to assist management and investors in analyzing the Company's financial position and results of operations but do not replace the presentation of the Company's GAAP financial results and should be read in conjunction with those GAAP results. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to identify the results of core on-going operations.

With the recent VARTA consumer battery transaction, Rayovac is one of the world's largest consumer battery and lighting device companies. Rayovac and VARTA products are sold in more than 115 countries. The Company also markets the number one selling rechargeable brand of battery in the U.S. and in Europe, and is the world leader in hearing aid batteries. Rayovac trades on the New York Stock Exchange under the ROV symbol.

Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of consumer batteries, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing and distribution cost efficiencies and (5) various other factors, including those discussed herein and those set forth in the Company's most recent Form 10-Q, Annual Report on Form 10-K and the prospectus supplement for the Company's most recent offering of its common stock.

                                     -more-

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Rayovac Announces Second Quarter Fiscal 2003 Results
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Attached

Table 1 - Condensed Consolidated Statements of Operations

Table 2 - Supplemental Financial Data

Table 3 - Reconciliation of GAAP to Pro Forma Financial Data

                                      # # #

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Rayovac Announces Second Quarter Fiscal 2003 Results
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                                     Table 1

                               RAYOVAC CORPORATION
                      Condensed Consolidated Statements of
           Operations For the three and six month periods ended March
                           30, 2003 and March 31, 2002
                                   (Unaudited)
                     (In millions, except per share amounts)

                                                          THREE MONTHS                           SIX MONTHS
                                                -------------------------------       ---------------------------------
                                                F2003       F2002     INC(DEC)%       F2003          F2002    INC(DEC)%
                                                -----       -----     ---------       -----          -----    ---------
Net sales                                      $202.3      $121.2       66.9%        $462.5          $283.0     63.4%
Cost of goods sold                              121.1        71.2                     278.0           170.3
Special charges                                   1.6          --                      11.3              --
                                               ------      ------                    ------          ------
    Gross profit                                 79.6        50.0       59.2%         173.2           112.7     53.7%

Selling                                          42.7        24.6                      93.2            52.0
General and administrative                       20.5         9.1                      43.5            37.6      (a)
Research and development                          4.0         3.4                       8.0             6.7
Special charges                                   3.6          --                       9.2              --
                                               ------      ------                    ------          ------
Total operating expenses                         70.8        37.1                     153.9            96.3

    Operating income                              8.8        12.9      (31.8%)         19.3            16.4     17.7%

Interest expense                                  9.5         4.1                      19.6             8.2
Non-operating expense                              --          --                       3.1(b)           --
Other (income) expense, net                      (1.2)        0.4                      (2.9)           (0.3)
                                               ------      ------                    ------          ------
    Income (loss) income before income taxes      0.5         8.4                      (0.5)            8.5

Income tax expense (benefit)                      0.2         3.0                      (0.2)            2.7
                                               ------      ------                    ------          ------
    Net income (loss)                          $  0.3      $  5.4                    $ (0.3)         $  5.8
                                               ======      ======                    ======          ======
Average shares outstanding                       31.8        31.8                      31.8            31.8

Basic earnings (loss) per share                $ 0.01      $ 0.17                    $(0.01)         $ 0.18
                                               ======      ======                    ======          ======
Average shares and common stock equivalents
outstanding                                      32.5        32.3                      31.8            32.4

Diluted earnings (loss) per share              $ 0.01      $ 0.17                    $(0.01)         $ 0.18
                                               ======      ======                    ======          ======

(a) The six month period ending March 31, 2002 reflects a bad debt reserve of $16.1 million attributable to the Kmart bankruptcy.

(b) The six month period ending March 30, 2003 reflects the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

Rayovac Announces Second Quarter Fiscal 2003 Results
Page 7 of 9

                                     Table 2

                               RAYOVAC CORPORATION
                           Supplemental Financial Data
   For the three and six month periods ended March 30, 2003 and March 31, 2002
                                   (Unaudited)
                     (In millions, except per share amounts)

Supplemental Financial Data                                F2003           F2002
---------------------------                                -----           -----
Cash                                                      $ 14.7          $  9.5

Trade receivables, net                                    $158.1          $109.0
   Days Sales Outstanding (a)                                 71              82

Inventory, net                                            $145.8          $ 81.0
   Inventory Turnover (b)                                    3.3             3.5

Total Debt                                                $477.8          $233.5

                                           THREE MONTHS        SIX MONTHS
                                         ---------------    ----------------
Business Segment Sales & Profitability   F2003     F2002    F2003      F2002
--------------------------------------   -----     -----    -----      -----
Net Sales
 Europe/ROW                              $ 97.8    $ 13.0   $216.5    $ 26.6
 North America                             78.8      89.8    185.8      12.0
 Latin America                             25.7      18.4     60.2      44.4
                                         ------    ------   ------    ------
 Total net sales                         $202.3    $121.2   $462.5    $283.0
                                         ======    ======   ======    ======

Segment Profit
 Europe/ROW                              $  8.4    $  1.1   $ 23.4     $ 2.3
 North America                             11.0      17.8     30.7      25.1(c)
 Latin America                              2.3       0.5      5.8       4.1
                                         ------    ------   ------    ------
 Total segment profit                      21.7      19.4     59.9      31.5

 Corporate                                  7.7       6.5     20.1      15.1
 Special charges                            5.2        --     20.5        --
 Interest expense                           9.5       4.1     19.6       8.2
  Non-operating expense                      --        --      3.1(d)     --
 Other (income) expense, net               (1.2)      0.4     (2.9)     (0.3)
                                         ------    ------   ------    ------
 Income (loss) before income taxes       $  0.5    $  8.4   $ (0.5)   $  8.5
                                         ======    ======   ======    ======

(a) Reflects trade receivables, net divided by average daily sales during the quarter.

(b) Reflects cost of sales (excluding special charges) divided by net inventories multiplied by four.

(c) The six month period ending March 31, 2002 reflects a bad debt reserve of $16.1 million attributable to the Kmart bankruptcy.

(d) The six month period ending March 30, 2003 reflects the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

Rayovac Announces Second Quarter Fiscal 2003 Results
Page 8 of 9

                                     Table 3

                               RAYOVAC CORPORATION
               Reconciliation of GAAP to Pro Forma Financial Data
       For the three month periods ended March 30, 2003 and March 31, 2002
                                   (Unaudited)
                    (In millions, except per share amounts)

                                                          THREE MONTHS
                                 ---------------------------------------------------------------
                                              2003                             2002
                                 -----------------------------    ------------------------------
                                    As      Pro forma                 As      Pro forma
                                 reported      Adj.   Pro forma    reported      Adj.    Pro forma
                                 --------   --------  ---------    --------    --------  --------
Net sales (a)                    $202.3      $ 1.6     $203.9      $121.2      $ --      $121.2
Gross profit (b)                   79.6        3.2       82.8        50.0        --        50.0
   Gross profit % of sales         39.3%      40.6%      41.3%       41.3%

Operating expenses (c)             70.8        3.6       67.2        37.1        --        37.1
                                 ------      -----     ------      ------      ----      ------
Operating income                    8.8        6.8       15.6        12.9        --        12.9
   Operating income % of sales      4.3%       7.7%      10.6%       10.6%

Income before income taxes          0.5        6.8        7.3         8.4        --         8.4

Net income                          0.3        4.2        4.5         5.4        --         5.4

Basic earnings per share         $ 0.01      $0.13     $ 0.14      $ 0.17      $ --      $ 0.17
                                 ======      =====     ======      ======      ====      ======
Diluted earnings per share       $ 0.01      $0.13     $ 0.14      $ 0.17      $ --      $ 0.17
                                 ======      =====     ======      ======      ====      ======

(a) Reflects the impact of North America retailer inventory mark down programs of approximately $1.6 million associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

(b) Reflects the impact of (i) North America retailer inventory mark down programs of approximately $1.6 million, (ii) European integration initiatives of $0.7 million primarily reflecting termination costs, and (iii) North America restructuring initiatives of $0.9 million primarily reflecting relocation expenses, inventory impairments, and termination benefits associated with the relocation of the Company's Madison, Wisconsin packaging facility to the Company's new combined leased distribution and packaging facility in Dixon, Illinois.

(c) Reflects (i) North America and Corporate restructuring initiatives impacting selling, marketing and administrative functions of $3.3 million, including approximately $2.8 million of termination benefits and $0.5 million of other expenses and (ii) Latin America integration initiatives of $0.3 million, primarily reflecting termination benefits associated with the integration of our Mexico and Colombia businesses.

Rayovac Announces Second Quarter Fiscal 2003 Results
Page 9 of 9

                                Table 3 Continued
                               RAYOVAC CORPORATION
               Reconciliation of GAAP to Pro Forma Financial Data
       For the six month periods ended March 30, 2003 and March 31, 2002
                                   (Unaudited)
                    (In millions, except per share amounts)

                                                                SIX MONTHS
                                       -------------------------------------------------------------
                                                     2003                           2002
                                       ------------------------------   ----------------------------
                                          As       Pro forma               As     Pro forma
                                       reported       Adj.   Pro forma   reported     Adj.  Pro forma
                                       --------    --------  ---------   --------  -------- ---------
Net sales (a)                           $462.5      $ 1.6     $464.1     $283.0     $  --    $283.0
Gross profit (b)                         173.2       12.9      186.1      112.7        --     112.7
   Gross profit % of sales                37.4%                 40.1%      39.8%               39.8%

Operating expenses (c), (d)              153.9        9.2      144.7       96.3      16.1     80.2
                                        ------                ------     ------     -----    -----
Operating income                          19.3       22.1       41.4       16.4      16.1     32.5
   Operating income % of sales             4.2%       8.9%       5.8%      11.5%

(Loss) income before income taxes (e)     (0.5)      25.2       24.7        8.5      16.1     24.6

Net (loss) income                         (0.3)      15.6       15.3        5.8      10.0     15.8

Basic (loss) earnings per share         $(0.01)     $0.48     $ 0.47     $ 0.18     $0.31    $0.50
                                        ======      =====     ======     ======     =====    =====

Diluted (loss) earnings per share       $(0.01)       n/a     $ 0.47(f)  $ 0.18     $0.31    $0.49
                                        ======      =====     ======     ======     =====    =====

(a) Reflects the impact of North America retailer inventory mark down programs of approximately $1.6 million associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

(b) Reflects the impact of (i) North America retailer inventory mark down programs of approximately $1.6 million, (ii) European integration initiatives of approximately $1.9 million primarily reflecting termination benefits of $0.9 million and inventory and asset impairments of $1.0 million, (iii) North America restructuring initiatives of approximately $3.2 million, including fixed asset and inventory impairments of $1.6 million, pension and termination costs of $1.1 million, and relocation expenses and other expenses associated with the relocation of the Company's Madison, Wisconsin packaging facility to the Company's new combined leased distribution and packaging facility in Dixon, Illinois, and (iv) Latin America restructuring initiatives of $6.2 million reflecting the closure of the Company's Mexico City, Mexico manufacturing location, including termination payments of approximately $1.4 million, fixed asset and inventory impairments of $4.1 million, and other shutdown related expenses and transfer of production to the Company's Guatemala City, Guatemala manufacturing location.

(c) Fiscal 2003 reflects (i) North America and Corporate restructuring initiatives of $6.0 million impacting selling, marketing, and administrative functions, including approximately $4.9 million of termination benefits, research and development contract termination costs of $0.5 million, fixed asset impairments of $0.3 million associated with the relocation to the Company's new combined leased distribution and packaging facility in Dixon, Illinois, and other expenses, (ii) European integration initiatives of $1.1 million, including approximately $0.6 million of termination benefits, asset impairments of $0.2 million, and other expenses, and (iii) Latin America integration initiatives of $2.1 million, primarily reflecting termination benefits associated with the integration of our Mexico and Colombia businesses.

(d) Fiscal 2002 reflects a bad debt reserve of $16.1 million attributable to the Kmart bankruptcy.

(e) Fiscal 2003 reflects the non-recurring items discussed in footnotes (a), (b) and (c) and the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

(f) The effect of restricted stock and unexercised stock options outstanding for the six months ending March 30, 2003 were included in the pro forma EPS calculation as their effect was dilutive.